                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e) (2) )
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                   CHARTERMAC
--------------------------------------------------------------------------------
                 Name of Registrant as Specified in its Charter


--------------------------------------------------------------------------------
      Name of Person(s) Filing Proxy Statement if other than the Registrant

Payment of Filing Fee (Check Appropriate Box):

[X] No fee required
[ ] Fee computed on table below per exchange Act Rules 14a-6 (i) (1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
--------------------------------------------------------------------------------

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    (4) Date File:
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

                                   CHARTERMAC

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                  JUNE 30, 2005

                            -------------------------

                                                                    May 20, 2005

To the holders of common shares and special preferred voting shares of
CharterMac:

        NOTICE IS HEREBY GIVEN THAT the 2005 annual meeting of the holders of the common shares of beneficial interest ("Common Shares") of CharterMac ("our Company") and the holders of Special Preferred Voting Shares of our Company ("Special Preferred Voting Shares") will be held on Thursday, June 30, 2005 at 10:00 A.M. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for the following purposes:

        (1) The election of four (4) trustees to our board of trustees each for a term of three-years to expire in 2008; and

        (2) The transaction of such other business as may properly come before the meeting.

        Our board of trustees recommends a vote "FOR" the election of each of the trustee nominees. The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

        Our board of trustees has fixed the close of business on April 15, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.


                                        By Order of the Board of Trustees

                                        /s/ Stuart J. Boesky

                                        Stuart J. Boesky
                                        Chief Executive Officer



IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES OF BENEFICIAL INTEREST AND/OR SPECIAL PREFERRED VOTING SHARES EITHER BY INTERNET, PHONE OR MAIL. IF YOU DECIDE TO DO SO BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE BY INTERNET, PHONE OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                   CHARTERMAC
                               625 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                            -------------------------

                                 PROXY STATEMENT

                            -------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

        The accompanying form of proxy is solicited on behalf of the board of trustees of CharterMac (which we refer to as "our Company," "we," "our" or "us") for use at the annual meeting of shareholders to be held Thursday, June 30, 2005 at 10:00 A.M. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournment or postponement thereof. On or about May 20, 2005, we first mailed these proxy materials to holders of record of our common shares ("Common Shares") and Special Preferred Voting Shares ("Special Preferred Voting Shares") at the close of business on April 15, 2005. Our executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 317-5700).

        Common Shares and Special Preferred Voting Shares represented by properly executed proxy cards received by us at or prior to the annual meeting will be voted according to the instructions you indicate on the proxy card. If you do not give any instructions, the persons named on your signed proxy card intend to vote your Common Shares and Special Preferred Voting Shares so represented "FOR" each of the trustees.

        You may revoke your proxy and reclaim your right to vote by (i) delivering to our secretary a written notice of revocation bearing a later date than the date of the proxy at or prior to the annual meeting, (ii) delivering to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares or Special Preferred Voting Shares at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, constitute revocation. Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the Secretary, CharterMac, 625 Madison Avenue, New York, New York 10022.

        Our board of trustees recommends a vote "FOR" each of the trustee nominees. As of April 15, 2005, approximately 51,323,062 Common Shares were outstanding and 433,034 restricted Common Shares were outstanding with each entitled to one vote on all matters that may come before the annual meeting. In addition, 15,172,217 Special Preferred Voting Shares were outstanding, 310,400 of which are entitled to one vote on all matters that may come before the annual meeting and 14,861,817 of which may only vote the equivalent of 90% of the voting power represented by these securities. The 90% voting power attributable to these Special Preferred Voting Shares was agreed to by the holders in connection with the closing of our acquisition of Related Capital Company LLC ("Related Capital"). Such 10% reduction in voting power expires two years after the closing of the acquisition (i.e. November 17, 2005).

        Also as of such date, our outstanding non-voting shares consisted of 6,552,070 Convertible Community Reinvestment Act Preferred Shares (the "CRA Preferred Shares"), which are convertible into 6,503,609 Common Shares, and 15,172,217 Special Common Units of CharterMac Capital Company, LLC ("Special Common Units"), which are convertible into 15,172,217 Common Shares.

                           PROPOSAL BEFORE THE MEETING

ELECTION OF TRUSTEES

        At the annual meeting, four trustees are to be elected for three-year terms expiring in 2008. All of the nominees are currently trustees of our Company. Our board of trustees is organized into three classes, each with three-year terms, so only approximately one-third of its members stand for election each year. Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of holders of our Common Shares, whether present in person or by proxy).

        Due to the announced retirement from our board of trustees of Denise Kiley, a non-independent trustee, our board determined to reduce its overall size from fifteen members to thirteen members while still maintaining the required majority of independent trustees as mandated by our Trust Agreement and the rules of the American Stock Exchange. As a result, only four of the five trustee positions which expire this year are being filled.

        Unless holders of our Common Shares and Special Preferred Voting Shares otherwise specify, the Common Shares and Special Preferred Voting Shares represented by duly executed proxies will be voted "FOR" the indicated nominees for election as trustees. Our board of trustees has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a trustee if elected. However, in the event that any nominee should be unable or unwilling to serve, the Common Shares and Special Preferred Voting Shares represented by proxies received will be voted for another nominee selected by our board of trustees. OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES.

        The following table sets forth information with respect to each nominee nominated to serve as a trustee for a term to expire in 2008.


NAME OF
TRUSTEE/
NOMINEE FOR
ELECTION        AGE                                           PRINCIPAL OCCUPATION
----------------------------------------------------------------------------------------------------------------------------
Alan P.         50    Alan P. Hirmes is a managing trustee, the Chief Financial Officer and Chief Operating Officer of our
Hirmes                Company, a member of the board of directors of CharterMac Mortgage Capital Corporation ("CharterMac
                      Mortgage Capital") and the President of Related Capital, both of which are subsidiaries of our
                      Company. Mr. Hirmes is responsible for managing the overall administration of our Company, as well as any new initiatives or special projects. Mr. Hirmes oversees the finance and accounting, human resources, information technology and investor services departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Mr.
                      Hirmes currently serves as Chairman Emeritus of the Affordable Housing Tax Credit Coalition, a
                      national organization dealing with issues relating to the Tax Credit Program. He is also a member of the Advisory Board of the LIHTC Monthly Report and of the National Housing Conference, and he serves on the Executive Board of the National Multi-Housing Council. Prior to joining Related Capital in
                      October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants, where he specialized in real estate and partnership taxation. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of trustees of American Mortgage
                      Acceptance Company ("AMAC"), a public company managed by an affiliate of our Company.

Janice Cook      45   Janice Cook Roberts is a managing trustee (independent trustee) of our Company and Co-Chief
Roberts               Executive Officer and Co-President  of  the New York City Investment Fund, which provides financial and strategic assistance to businesses that spur economic activity in New York City. Joining the organization in 1996, Ms. Roberts helped launch the Fund, which has raised over $100 million in capital and has invested in over 50 businesses since its inception.  Prior to joining the New York
                      City Investment Fund, Ms. Roberts was employed by MCA/Universal, serving as Executive Director of the International division from 1989 to 1996 and as Senior Auditor in the Corporate Internal Audit
                      division from 1987 to 1989. Ms. Roberts was also Assistant Treasurer at Bankers Trust Company from
                      1982 to 1985, in which capacity she performed detailed financial analysis and modeling. Ms. Roberts received her Bachelor of Arts degree in Political Science and French from Amherst College and her
                      Masters in Business Administration from the Harvard Graduate School of Business Administration. Ms.
                      Roberts is a member of our Audit Committee and our Conflicts Committee.

Marc D.          44   Marc D. Schnitzer is a managing trustee and the President of our Company and the Chief Executive
Schnitzer             Officer of Related Capital. Mr. Schnitzer is also on the board of directors of CharterMac Mortgage
                      Capital. Mr. Schnitzer directs our tax credit group, which has invested in excess of $5.5 billion in affordable housing tax credit properties since 1987, and is responsible for structuring and marketing our institutional tax credit offerings. Mr. Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and
                      Rehabilitation Association and the National Association of Homebuilders. He is a member of the
                      Executive Committee of the Board of Directors of the National Multi-Housing Council and a Vice
                      President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr.
                      Schnitzer joined Related Capital in 1988 after receiving his Masters of Business Administration degree from The Wharton School of the University of Pennsylvania in 1987. From 1983 to 1986, Mr.
                      Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank.
                      Mr. Schnitzer received a Bachelor of Science degree in business administration, SUMMA CUM LAUDE, from the Boston University School of Management in 1983.

Thomas W.        66   Thomas W. White is a managing trustee of our Company. Mr. White retired as a Senior Vice President
White                 of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily asset acquisition in November 1998 and assumed his position of Senior Vice President in November 1990.
                      Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He also was the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. In July 2001, we hired Mr. White as a consultant.  Mr. White serves on the Board of
                      Directors of New York Mortgage Trust, Inc. and CharterMac Mortgage Capital.  Mr. White is Chairman
                      of our Investment Committee and Chairman of our Conflicts Committee.

                                   MANAGEMENT

        Our board of trustees directs the management of the business of our Company but retains our subsidiary, Related Capital, to manage our day-to-day affairs. See "Related Capital", below. In addition, we have an operating committee that, subject to the authority of our board of trustees, is vested with general responsibility for the ordinary and usual management of our business and affairs. The operating committee is comprised of trustees (Mr. Blau, Mr. Boesky, Mr. Hirmes, Mr. Ross, Mr. Schnitzer and Ms. Kiley) and a former trustee, Michael J. Brenner. Each member of the operating committee has one vote. In the event the members of the operating committee have a significant disagreement on a given matter, that matter will be referred to our board of trustees for resolution. Each of our executive officers report directly to the operating committee.

MEETINGS AND ATTENDANCE

        During 2004, our board of trustees held seven meetings, the audit committee held seven meetings, the compensation committee held four meetings, the nominating and governance committee held five meetings, the conflicts committee held six meetings, the investment committee held nine meetings, and the capital markets committee held four meetings. The average attendance in the aggregate of the total number of board of trustees and committee meetings was 93%, and one trustee, Andrew Farkas, attended fewer than 75% of the aggregate of all meetings of the board of trustees and applicable committee meetings.

        Our Company does not have a formal policy requiring trustees to be present at annual meetings, although we do encourage their attendance. All of our trustees attended the 2004 annual meeting.

TRUSTEE COMPENSATION

        Each of our independent trustees receives annual compensation at the rate of $50,000, payable $25,000 in cash (or, at a trustee's option, Common Shares) and Common Shares having an aggregate value of $25,000, based on the fair market value at the date of issuance. The trustees have the option to have their Common Shares cliff-vest after a three-year period. In addition, independent trustees are eligible for an expense reimbursement for attending meetings of the board of trustees and the committees. The chairman of the audit committee receives an additional $5,000 per year for serving as chairman.

TRUSTEES AND EXECUTIVE OFFICERS

        As of the date of this proxy statement, the trustees and executive officers of our Company are as follows:

                                                                                           YEAR FIRST BECAME
NAME                  AGE                   OFFICES HELD                    INDEPENDENCE    OFFICER/TRUSTEE   TERM EXPIRES
----------------------------------------------------------------------------------------------------------------------------
Stephen M. Ross       64   Managing Trustee,                              Non-Independent         1999            2006
                           Non-Executive Chairman
                           of the Board

Stuart J. Boesky      48   Managing Trustee,                              Non-Independent         1997            2006
                           Chief Executive Officer

Marc D. Schnitzer     44   Managing Trustee,                              Non-Independent         2003            2005
                           President

Alan P. Hirmes        50   Managing Trustee,
                           Chief Financial Officer and Chief Operating    Non-Independent         1997            2005
                           Officer

Denise L. Kiley1      45   Managing Trustee,                              Non-Independent         2003            2007
                           Chief Credit Officer

Peter T. Allen        59   Managing Trustee                               Independent             1997            2007

Charles L. Edson      70   Managing Trustee                               Independent             2001            2005

Andrew L. Farkas      44   Managing Trustee                               Independent             2004            2007

Jeff T. Blau          37   Managing Trustee                               Non-Independent         2003            2007

Robert A. Meister     63   Managing Trustee                               Independent             2003            2007

Jerome Y. Halperin    74   Managing Trustee                               Independent             2003            2006

Nathan Gantcher       64   Managing Trustee                               Independent             2003            2006

Robert L. Loverd      62   Managing Trustee                               Independent             2003            2006

Janice Cook Roberts   45   Managing Trustee                               Independent             2003            2005

Thomas W. White       66   Managing Trustee                               Non-Independent         2000            2005

----------

(1) On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

        Biographical information with respect to Mr. Hirmes, Mr. Schnitzer, Mr. White and Ms. Roberts is set forth under "PROPOSAL BEFORE THE MEETING; Election of Trustees" above.

        STEPHEN M. ROSS is the non-executive Chairman of the board of trustees of our Company. Mr. Ross is the founder, Chairman, Chief Executive Officer and Managing General Partner of The Related Companies, L.P. ("TRCLP"). Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding TRCLP in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross School of Business at the University of Michigan. Mr. Ross is a member of the Executive Committee of the Board of Directors of the Real Estate Board of New York and is a trustee of the National Building Museum. Mr. Ross is also a member of the Executive Committee of the Board of Directors of NYC2012, a committee that is targeting New York City's bid for the 2012 Summer Olympic Games. Mr. Ross also serves on the Board of Directors of the Juvenile Diabetes Research Foundation and the Guggenheim Museum.

        STUART J. BOESKY is a managing trustee and the Chief Executive Officer of our Company, the Chairman of our subsidiary CharterMac Mortgage Capital, and the Managing Director of our subsidiary Related Capital. Mr. Boesky is responsible for our strategic planning and new product development. He oversees all of our debt products, including our portfolio investing and mortgage banking operations, capital markets and research. Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein from 1984-1986, when he joined Related Capital. From 1983 to 1984, he practiced law with the Boston office of Kaye, Fialkow, Richman and Rothstein. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky graduated with high honors from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky is a regular speaker at industry conferences and on television. Mr. Boesky is Chairman of the board of trustees of AMAC. Mr. Boesky is also a member of the board of directors of the National Association of Affordable Housing Lenders and the Investment Program Association.

        DENISE L. KILEY is a managing trustee, the Chief Credit Officer of our Company and the Chief Operating Officer of Related Capital. Ms. Kiley is also on the Board of Directors of CharterMac Mortgage Capital. Ms. Kiley is the Director of our Company's Asset Management and Underwriting Divisions, where she is responsible for overseeing the due diligence and asset management of all multifamily residential properties invested in Related Capital-sponsored corporate, public and private equity and debt funds. Prior to joining Related Capital in 1990, Ms. Kiley was a First Vice President with Resources Funding Corporation, where she was responsible for acquiring, financing, and asset managing multifamily residential properties. From 1981-1985 she was an auditor with Price Waterhouse. Ms. Kiley is a Member of the Advisory Committee for the Joint Center for Housing at Harvard University, she is on the Multifamily Leadership Board for the National Association of Home Builders and she is a member of the National Housing & Rehabilitation Association. Ms. Kiley received a Bachelor of Science degree in accounting from The Carroll School of Management at Boston College. As noted above, Ms. Kiley is retiring from the Company.

        PETER T. ALLEN is a managing trustee (independent trustee) of our Company and the President of Peter Allen & Associates, Inc., a real estate development and management firm in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an adjunct faculty member of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in Business Administration with Distinction from the University of Michigan. Mr. Allen is the chairman of our Compensation Committee and a member of our Audit Committee.

        CHARLES L. EDSON is a managing trustee (independent trustee) of our Company. Mr. Edson, as senior counsel of the law firm Nixon Peabody LLP, is no longer engaged in the practice of law. From 1968 to 2002 his practice included service as counsel to several governmental, trade and public interest entities and groups on housing and legislative matters. He still serves as the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Mr. Edson is an Adjunct Professor of Law at Georgetown University Law Center, where he teaches a seminar on federally assisted housing programs. During his career, he has served as the Transition Director for the Department of Housing and Urban Development on President Carter's transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counselor at the Department of Housing and Urban Development. Mr. Edson received a Bachelor of Arts, MAGNA CUM LAUDE, from Harvard College and a Juris Doctor degree from Harvard Law School. Mr. Edson is a member of our Investment Committee. Mr. Edson's term expires this year and he is not standing for re-election.

        ANDREW L. FARKAS is a managing trustee (independent trustee) of our Company and the founder of Island Capital, of which he is its Managing Member, Chairman and President. Mr. Farkas was previously Chairman and Chief Executive Officer of Insignia Financial Group, Inc. ("Insignia"), a global real estate services company that was merged with CB Richard Ellis in July 2003. Mr. Farkas founded Insignia in 1990. By 2003, Insignia had become the leading commercial real estate firm in both New York and London and operated throughout the United States, the United Kingdom and France. Mr. Farkas received a Bachelor of Arts degree from Harvard University in 1982, where he majored in Econometrics. Mr. Farkas is a member of our Investment Committee and our Capital Markets Committee.

        JEFF T. BLAU is a managing trustee and the President of TRCLP. Over the past 15 years Mr. Blau has been responsible for directing and overseeing new developments worth over $6 billion in virtually every sector of the real estate industry. In his position as President of TRCLP, Mr. Blau is responsible for new development origination and for strategic oversight of the firm's affiliated group of companies. Mr. Blau completed his undergraduate studies at the University of Michigan and received his Masters Degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Blau is an active member of numerous professional and charitable organizations and currently sits on the board of directors of the Doe Fund, the 14th Street Local Development Corporation / Business Improvement District, ABO and the YMCA of Greater New York. Mr. Blau is a member of our Investment Committee.

        ROBERT A. MEISTER is a managing trustee (independent trustee) and the Vice Chairman of Aon Risk Services Companies, Inc. ("Aon"), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985-1991 and the Vice Chairman of Alexander & Alexander from 1975-1985. Mr. Meister is a member of the board of directors of Ramco Gershenson Properties and Universal Health

Services and serves on each company's compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is a member of our Nominating and Governance Committee and our Conflicts Committee.

        JEROME Y. HALPERIN is a managing trustee (independent trustee) of our Company and a retired partner of PricewaterhouseCoopers, LLP, the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin's final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from PricewaterhouseCoopers, Mr. Halperin was the President of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of "Tax Planning for Real Estate Transactions". Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. Mr. Halperin is the chairman of our Audit Committee and is a member of our Capital Markets Committee.

        NATHAN GANTCHER is a managing trustee (independent trustee) of our Company. He is the former vice chairman of CIBC World Markets Corporation, the U.S. Section 20 broker/dealer of Canadian Imperial Bank of Commerce ("CIBC"). CIBC acquired Oppenheimer & Company in November 1997. Mr. Gantcher had been with Oppenheimer since 1968 and served as its President and Co-Chief Executive Officer from 1983 until the firm was acquired in 1997. Prior to joining Oppenheimer, he was an account executive with Young & Rubicam, the advertising firm, for four years. Mr. Gantcher recently retired as Chairman of the board of trustees of Tufts University, where he had been a member since 1983 and chairman for the last eight years. He is a member of the Council on Foreign Relations, a director of Mack-Cali Realty Corporation, Neuberger Berman, LLC and Refco Group Ltd., LLC, a senior adviser for RRE Investors, and a former governor of the American Stock Exchange. Mr. Gantcher is a member of the steering committee of the Wall Street division of the U.J.A., a past director of the Jewish Communal Fund and a trustee of the Anti-Defamation League Foundation. Mr. Gantcher received a Bachelor of Arts from Tufts University and a Masters in Business Administration from Columbia Business School. Mr. Gantcher is the chairman of our Capital Markets Committee and is a member of our Nominating and Governance Committee and our Compensation Committee.

        ROBERT L. LOVERD is a managing trustee (independent trustee) of our Company and the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000. From 1979 to 1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Loverd is the chairman of our Nominating and Governance Committee and a member of our Capital Markets Committee.

COMMITTEES OF THE BOARD OF TRUSTEES

        Our board of trustees has standing audit, compensation, nominating and governance, investment, capital markets and conflicts committees. The functions of each committee are detailed in the respective committee charters, which are available on our website at HTTP://WWW.CHARTERMAC.COM in the "Investor Relations" section. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

        AUDIT COMMITTEE

        The audit committee's duties include the periodic review of our financial statements and meetings with our independent auditors. The audit committee must have three members and be comprised solely of independent trustees. The audit committee held seven meetings during the year ended December 31, 2004 and is currently comprised of Mr. Halperin, Mr. Allen and Ms. Roberts, each of whom the board of trustees has determined is independent within the meaning of Securities and Exchange Commission ("SEC") rules and regulations and the listing standards of the American Stock Exchange. In addition, our board of trustees has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of SEC rules and regulations and the listing standards of the American Stock Exchange.

        COMPENSATION COMMITTEE

        The compensation committee's duties include the determination of the compensation of our executive officers, the administration of our Amended and Restated Incentive Share Plan ("Incentive Share Plan") and the review and approval of any material employment agreements. The compensation committee must have at least two members and be comprised solely of independent trustees. The compensation committee held four meetings during the year ended December 31, 2004 and is currently comprised of Mr. Allen and Mr. Gantcher, each of whom the board of trustees has determined is independent within the meaning of SEC rules and regulations and the listing standards of the American Stock Exchange.

        NOMINATING AND GOVERNANCE COMMITTEE

        The nominating and governance committee must have at least two members and be comprised solely of independent trustees. The nominating and governance committee is currently comprised of Mr. Loverd, Mr. Gantcher and Mr. Meister, each of whom the board of trustees has determined is independent within the meaning of SEC rules and regulations and the listing standards of the American Stock Exchange. The nominating and governance committee held five meetings during the year ended December 31, 2004.

        The nominating and governance committee's duties include recommending to the board for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the American Stock Exchange. In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including:

        (i) business and/or technical experience and expertise relevant to the needs of our Company;

        (ii)    leadership;

        (iii)   diversity;

        (iv)    ability to represent our shareholders; and

        (v) the independence and expertise standards mandated by SEC rules and regulations, the listing standards of the American Stock Exchange and any other applicable federal or state law, rule or regulation.

        The nominating and governance committee recommended (and our board of trustees approved) all of the current candidates to stand for election.

        Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee. Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given in writing to our board of trustees. To be timely, a shareholder's notice must be delivered to the board of trustees at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice must set forth as to each person whom the shareholder proposes to nominate for election or reelection as a managing trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of managing trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a managing trustee if elected). In the event that the number of managing trustees to be elected to the board of trustees is increased and there is no public announcement naming all of the nominees for managing trustee or specifying the size of the increased board of trustees made by us at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the board of trustees at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

        So long as the holders of the Special Preferred Voting Shares own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding Special Preferred Voting Shares will have the right, in lieu of our board of trustees (or our nominating and governance committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our Common Shares to also nominate their choices for the non-independent trustee nominees as set forth in the previous paragraph. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating and governance committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

        If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of two-thirds of the trustees. The vacancy shall be filled by a majority vote of the trustees electing a nominated replacement independent trustee. All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees. If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.

        The nominating and governance committee approved, on behalf of the board of trustees, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company. The ongoing administration of these two policies is overseen by the Audit Committee.

        INVESTMENT COMMITTEE

        The investment committee's duties include the review and oversight of our Company's investment policies and strategies and the review and approval of new product lines and investment transactions for which the executive officers of our Company are not otherwise delegated the authority to execute, pursuant to the investment committee's charter. The investment committee must have at least three members. The investment committee held nine meetings during the year ended December 31, 2004 and is currently comprised of Mr. White, Mr. Blau, Mr. Edson and Mr. Farkas.

        CAPITAL MARKETS COMMITTEE

        The capital markets committee's duties include the review of the annual capital plan, the review of our financing and hedging strategies and the approval of our debt and equity issuances and the debt and equity issuances of our subsidiaries. The capital markets committee must have at least three members. The capital markets committee held four meetings during the year ended December 31, 2004 and is currently comprised of Mr. Gantcher, Mr. Loverd, Mr. Farkas and Mr. Halperin.

        CONFLICTS COMMITTEE

        The conflicts committee's duties include the review of transactions with Affiliates, as defined in the conflicts committee's charter. The conflicts committee must have at least three members. The conflicts committee held six meetings during the year ended December 31, 2004 and is currently comprised of Mr. White, Mr. Meister and Ms. Roberts.

COMMUNICATION WITH TRUSTEES

        You may communicate directly with the board of trustees of our Company by sending correspondence to our Company's Secretary at: Secretary, CharterMac, 625 Madison Avenue, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire board, the independent trustees as a group, or to an individual trustee. Each communication intended for the board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender's instructions.

OTHER CORPORATE GOVERNANCE INITIATIVES

        We have adopted a Code of Business Conduct and Ethics as defined under the rules of the SEC, that applies to our executive officers and all professionals in finance and finance-related departments, as well as our trustees and officers and employees of our subsidiaries.

        We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices. Our corporate governance materials, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and standing committee charters may be found on our website at HTTP://WWW.CHARTERMAC.COM in the "Investor Relations" section. Copies of these materials are also available to shareholders upon written request to our Secretary, CharterMac, 625 Madison Avenue, New York, New York 10022.

RELATED CAPITAL

        We and our subsidiaries (with the exception of CharterMac Mortgage Capital) operate our day-to-day activities utilizing the services and advice provided by our subsidiary, Related Capital, subject to the supervision and review of our board of trustees and our subsidiaries' board of trustees (or directors), as applicable.

        EXECUTIVE OFFICERS

        The executive officers of Related Capital are set forth below:

NAME                                   AGE      OFFICE
-------------------------------------------------------------------------------
Stuart J. Boesky                        48      Managing Director
Marc D. Schnitzer                       44      Chief Executive Officer
Alan P. Hirmes                          50      President
Denise L. Kiley (1)                     45      Chief Operating Officer

----------

(1) On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

        Biographical information with respect to Mr. Schnitzer and Mr. Hirmes may be found under "PROPOSALS BEFORE THE MEETING -- Proposal #1: Election of Trustees." Biographical information with respect to Ms. Kiley and Mr. Boesky may be found under "MANAGEMENT -- Trustees and Executive Officers."

CHARTERMAC MORTGAGE CAPITAL

        We conduct all of our mortgage banking activity through CharterMac Mortgage Capital (formerly PW Funding Inc.).

        CharterMac Mortgage Capital has its own management team, although certain of the employees of Related Capital also work with CharterMac Mortgage Capital. Mr. Boesky is the only executive officer of CharterMac Mortgage Capital who is also an executive officer of CharterMac.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

        During the fiscal year ended December 31, 2004, two of our of our trustees, Mr. Gantcher and Mr. Farkas, did not comply with all applicable
Section 16(a) filing requirements. Mr. Gantcher purchased shares of our Company on October 8, 2004 and October 9, 2004 and he did not file the applicable
Section 16(a) filing until October 15, 2004, which is longer than the two business day requirement of the SEC for filing Section 16(a) filings. In addition, Mr. Farkas received shares of our Company in connection with his service as independent trustees on December 31, 2004 and did not file the applicable Section 16(a) filings until January 6, 2005, which is longer than the two business day requirement of the SEC for filing Section 16(a) filings. Other than Mr. Gantcher and Mr. Farkas, the remaining trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE
COMPANY

        STATEMENT OF PHILOSOPHY

        The compensation committee's duties include the determination of the compensation of our executive officers, the administration of our Incentive Share Plan and the review and approval of any material employment agreements entered into by Related Capital. We seek to attract and retain highly qualified individuals at all levels, and in particular, those whose performance is most critical to our Company's success.

        Our Company's success depends on developing, motivating and retaining individuals who have the skills and expertise to lead our Company. Our Company's executive compensation program is designed to help achieve these objectives. It is comprised of the following three main components: (i) competitive base salaries; (ii) bonuses; and (iii) long-term incentives.

        OVERVIEW

        In connection with our acquisition of Related Capital, each of our executive officers entered into three-year contracts, the terms of which are summarized under the heading "Employment Agreements", below. Under those contracts, each of the executive officers receives a base salary of $500,000 per year which is not subject to adjustment. We may determine to pay bonus compensation which we have done in the past and may do in the future based on the criteria set forth under the headings "Cash Bonuses" and "Long-Term Incentives".

        SALARIES

        In keeping with the long-term and highly technical nature of our business, we generally take a long-term approach to executive compensation. Each year following the expiration of the three-year contracts entered into with each of the executive officers, the compensation committee will evaluate Related Capital's salary structure based on competitive positioning (comparing the Company's salary structure with salaries paid by other peer companies); the Company's own business performance; and general economic factors. Specific considerations are expected to include cash available for distribution growth, total return to shareholders and contributions to Company-wide achievement. In conducting its assessment, the compensation committee will review compensation data for comparable companies to the extent available.

        CASH BONUSES

        The bonus an executive receives, including the Chief Executive Officer, in large part depends on the executive's individual performance and level of responsibility. Each year, we assess performance based on factors including business results, technical expertise, leadership and management skills.

        LONG-TERM INCENTIVES

        Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. We have adopted our Incentive Share Plan, the purpose of which is to (i) permit our Company and its subsidiaries to attract and retain qualified individuals as trustees and officers and (ii) to provide incentive and to more closely align their financial interests with the interests of our shareholders by providing these individuals with substantial financial interest in our success. The compensation committee administers our Incentive Share Plan.

        Under the Incentive Share Plan, the compensation committee may grant options, restricted shares, deferred shares, performance units, and performance shares (collectively, "Awards") to our trustees and officers (and the trustees, officers and employees of our subsidiaries) as authorized by our board of trustees.

        The maximum number of shares that may be subject to Awards granted under the Incentive Share Plan (determined at the time each Award is granted) is the lesser of (i) ten percent (10%) of our outstanding shares (which includes Common Shares, preferred shares and any other securities that have the same economic attributes as our Common Shares) as of the December 31 of the immediately preceding calendar year, and (ii) the limit prescribed by listing standards of the American Stock Exchange or any other national securities exchange or quotation system on which our shares are then listed.

        All options granted by the compensation committee will have an exercise price equal to or greater than the fair market value of the Common Shares on the date of the grant. The maximum option term is ten years from the date of grant. All Common Share options granted pursuant to the Incentive Share Plan may vest immediately upon issuance or in accordance with the determination of the compensation committee.

        Grants of restricted Common Shares to executive officers also form a part of the Company's long-term incentive package. Typically, some portion of such grants would vest annually over a period of several years, so long as the executive officer remains employed by the Company. The recipients of such grants receive dividends and have voting rights with respect to unvested as well as vested shares. The Chief Executive Officer and certain other executive officers received 2004 bonuses in the form of cash and grants of options and restricted Common Shares which are summarized under the heading "Executive Compensation Summary Table" below.

        The number of options granted to executive officers, including the Chief Executive Officer, is based on individual performance and level of responsibility. For this purpose, the compensation committee measures performance the same way as described above for cash bonuses. Long-term incentive awards must be sufficient in size to provide a strong incentive for executives to work for long-term business interests.

        CHIEF EXECUTIVE OFFICER COMPENSATION

        As previously discussed above, each of our executive officers, including our Chief Executive Officer, entered into three-year employment contracts in connection with our acquisition of Related Capital. The terms of these employment contracts, including the terms of the employment contract of the Chief Executive Officer, are summarized under the heading "Employment Agreements", below.

        IMPLICATIONS OF INTERNAL REVENUE CODE SECTION 162 (M) FOR EXECUTIVE COMPENSATION

        It is the responsibility of the compensation committee to address the issues raised by the provisions in the tax laws, which make certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. In this regard, the compensation committee is responsible for considering whether any actions with respect to this limit should be taken by the Company. The Incentive Share Plan has been designed in a manner to allow certain cash and stock based incentives to be treated as performance based and, therefore, not subject to the $1,000,000 limitation. The compensation committee is expected to continue to monitor the $1,000,000 limitation and is expected to make necessary recommendations if it is warranted in the future.

        SUMMARY

        The compensation committee is responsible for seeing that the Company's compensation program serves the best interests of its shareholders. In the opinion of the compensation committee, the Company has an appropriate and competitive compensation program, which has served the Company and shareholders well. The combination of base salary, cash bonuses, and emphasis on long-term incentives provides a balanced and stable foundation for effective executive leadership.

                                        COMPENSATION COMMITTEE


                                        Peter Allen -- Chairman
                                        Nathan Gantcher



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of the compensation committee members is independent and none of the compensation committee members has any "interlocking" relationships. No compensation committee member was employed by the Company as an officer or employee during 2004. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of trustees or the compensation committee.

EXECUTIVE COMPENSATION SUMMARY TABLE

        The following table sets forth the compensation during each of the Company's last three fiscal years paid to our Chief Executive Officer and the three other most highly compensated executive officers based on compensation earned during the fiscal year ended December 31, 2004.

                                                                                                                SECURITIES
                                                                                                                UNDERLYING
                                                                                                                  SHARE
NAME AND                                                                        OTHER ANNUAL     RESTRICTED      OPTIONS
PRINCIPAL POSITION AT                                                         COMPENSATION (1)     SHARE        (NUMBER OF
DECEMBER 31, 2004                  YEAR         SALARY ($)       BONUS ($)          ($)        AWARDS (2) ($)   SHARES) (3)
----------------------------------------------------------------------------------------------------------------------------
Stuart J. Boesky                   2004         $521,323         $ 500,000        $29,432         $400,009        220,765
 CHIEF EXECUTIVE OFFICER           2003         $ 61,538 (4)     $  50,000(5)     $    --         $     --             --
                                   2002         $     --         $      --        $    --         $     --             --

Marc D. Schnitzer                  2004         $521,323         $ 500,000        $29,758         $400,009        220,765
 PRESIDENT                         2003         $ 61,538 (4)     $  50,000(5)     $    --         $     --             --
                                   2002         $     --         $      --        $    --         $     --             --

Alan P. Hirmes                     2004         $521,323         $ 500,000        $23,280         $317,060        174,985
 CHIEF FINANCIAL OFFICER AND       2003         $ 61,538 (4)     $  50,000(5)     $    --         $     --             --
    CHIEF OPERATING OFFICER        2002         $     --         $      --        $    --         $     --             --

Denise L. Kiley*                   2004         $521,323         $ 500,000        $25,884         $     --             --
 CHIEF CREDIT OFFICER              2003         $ 61,538 (4)     $  50,000(5)     $    --         $     --             --
                                   2002         $     --         $      --        $    --         $     --             --

----------

* On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

        (1) Includes 401(K) match, premiums paid by the Company with respect to life insurance and health insurance; with respect to Mr. Boesky, an apartment allowance; and, with respect to Mr. Hirmes, Mr. Schnitzer and Ms. Kiley, an auto allowance.

        (2) The value of the grants of restricted Common Shares effective January 3, 2005, is based upon the closing price of $24.44 of the Company's Common Shares on the trading day prior to the effective date of the grants. These restricted Common Shares vest over a three-year period, with one third vesting on the first anniversary of the effective date of the grants.

        (3) Options have a strike price of $24.44 and vest over a three-year period, with one third vesting on the first anniversary of the effective date of the grant, which was January 3, 2005.

        (4) Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley are employees of Related Capital, which became our subsidiary on November 17, 2003. Therefore, their salaries on this chart for 2003 are the actual dollar amounts received for the period of time that they were employees of a subsidiary of our Company (November 17, 2003-December 31, 2003) based on their annual salaries ($500,000). For the period of January 1, 2003- November 16, 2003 and the year ended December 31, 2002, Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley did not receive any direct compensation from our Company. Rather, they received compensation from Related Capital, which, prior to the acquisition, provided management services to our Company pursuant to a management contract.

        (5) Represents bonus payments for the period of November 17, 2003 to December 31, 2003.

SHARE OPTION GRANTS, EXERCISES AND HOLDINGS

        No share options were granted during fiscal 2004, although share options granted in 2005 as noted in (3) above pertained to 2004 services.

2004 FISCAL YEAR-END OPTION VALUES

                                                                                                      VALUE OF
                                                                 NUMBER OF                           UNEXERCISED
                                                                UNEXERCISED                         IN-THE-MONEY
                                                                OPTIONS/SARS                        OPTIONS/SARS
                                                                 AT FISCAL                            AT FISCAL
                                                                  YEAR-END                            YEAR-END
                                                   -------------------------------------------------------------------------
                       SHARES
                      ACQUIRED
                         ON             VALUE                                                               UNEXERCISABLE
NAME (1)            EXERCISE (#)     REALIZED($)    EXERCISABLE (#)    UNEXERCISABLE (#)  EXERCISABLE($)       (#)($)
----------------------------------------------------------------------------------------------------------------------------
Stuart J. Boesky             1,739         $21,620         0                   0                $0               $0
Marc D. Schnitzer            1,739         $21,620         0                   0                $0               $0
Alan P. Hirmes                   0              $0         0                   0                $0               $0
Denise L. Kiley                  0              $0         0                   0                $0               $0

----------

(1) See Executive Compensation Summary Table for title of the persons named above.

EMPLOYMENT AGREEMENTS

        The material terms of the employment agreements with Mr. Boesky, Mr. Hirmes, Mr. Schnitzer and Ms. Kiley are as follows:

        COMPENSATION

        Each of the executives receives a base salary at an annual rate of $500,000, which amount may be increased from time to time at the discretion of the compensation committee of our board of trustees. This notwithstanding, an executive's base salary will, at a minimum, increase annually by the lesser of
(a) 5% or (b) the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase.

        TERM

        Each employment agreement is for a term of three-years, provided however that this term will automatically be extended for additional periods of one year commencing on the third anniversary of the effective date of the agreement and each anniversary thereof unless terminated by either party upon notice.

        NON-COMPETITION/NON-SOLICITATION

        During the course of employment and for a period of eighteen (18) months thereafter, each executive has agreed not to engage, directly or indirectly, in a "competitive business" anywhere in the United States, provided that in the event that an executive terminates his or her employment for good reason or the executive's employment is terminated by us without cause, the duration of the non-competition period will be reduced to a period of twelve (12) months following termination. "Competitive business" means arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers and owners of multifamily housing.

        In addition, for a period of eighteen (18) months following the termination of an executive's employment (or twelve (12) months in the event that an executive terminates his or her employment for good reason or the executive's employment is terminated by us without cause) such individual will not, directly or indirectly, contact, solicit or do business of any kind in any competitive business with, any person who, during the two-year period preceding the date of termination of employment, sold or developed, or owned an interest in a tax credit property or a tax credit syndication interest sponsored by CharterMac Capital Company ("CCC") or any of its affiliates.

        TERMINATION

        Employment may be terminated at any time during the term of employment
(a) by us with or without cause; (b) by the executive upon notice of resignation delivered to the Company; (c) upon death of the executive; and (d) by us at any time after six months of an executive's disability.

        Upon termination of employment (a) by the executive for good reason or by the company without cause, (b) by the executive within one year after a change in control for good reason or if we terminate the executive's employment in anticipation of, or within one year after a change of control, or (c) upon death or disability during the course of employment, such executive managing partner will be entitled to:

        TERMINATION OTHER THAN IN CONNECTION WITH A CHANGE IN CONTROL. If employment is terminated by the executive for good reason or by us without cause, the executive will be entitled to (a) any unvested options awarded to the executive under the incentive share option plan and (b) severance compensation in an amount equal to twelve (12) months of his or her base salary plus 75% of the amount of his or her most recently declared and paid annual bonus compensation, payable in a lump sum within 30 days of the date of termination of employment. As an example of the computation of the severance payment which could be payable in a circumstance other than a change of control, assume that the executive is terminated in year 3 and his or her then current base salary is $551,250 (the original base salary plus the minimum 5% increase per year) and the annual bonus paid in year 2 was $50,000. In this example, the severance compensation would equal $588,750.

        TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.?In the event employment is terminated by the executive within one year after a change in control for good reason or by us in anticipation of, or within one year after, a change in control, the severance payable will be equal to 200% of the severance compensation payable in connection with a termination other than in the event of a change in control. As an example of the computation of the severance payment which could be payable in connection with a change of control, assume the same facts as above in "Termination other than in connection with a change in control". In this example, the severance compensation would equal $588,750 multiplied by 2 or $1,177,500.

        DEATH; DISABILITY.

        In the event employment is terminated due to death or disability during the course of employment, such executive (and his or her estate or designated beneficiary) will be entitled to receive a cash payment equal to twelve (12) months of base salary plus 75% of the amount of the executive's annual bonus compensation. As an example of the computation of the severance payment which could be payable in connection with death or disability, assume the same facts as above in "Termination other than in connection with a change in control". In this example, the severance compensation would equal the same as for "Termination other than in connection with a change in control" (i.e., $588,750).

        OTHER BENEFITS

        During employment, each executive is also eligible to (i) participate in all bonus and incentive compensation plans made available from time to time, which will be considered at least annually by the compensation committee and have opportunities for cash bonuses; (ii) receive options as the same may be awarded from time to time by the compensation committee under our Incentive Share Plan; and (iii) participate in the various medical, life insurance, pension and other employee benefit plans maintained by us.

STOCK PERFORMANCE GRAPH

        The following share performance graph compares our performance to the S&P 500 and the Russell 2000 stock index. We are currently one of the companies included in the Russell 2000 stock index, an index that measures the performance of small market capitalization companies. The graph assumes a $100 investment on December 31, 1999. All stock price performance figures include the reinvestment of dividends.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONG CHARACTER, THE S & P 500 INDEX
                           AND THE RUSSELL 2000 INDEX




                               [PERFORMANCE GRAPH]





CUMULATIVE TOTAL RETURN

                  12/99      12/00      12/01      12/02      12/03      12/04
              ------------------------------------------------------------------
CHARTERMAC      $100.00    $114.38    $138.30    $147.83    $179.83    $208.00
S&P 500          100.00      90.89      80.09      62.39      80.29      89.02
RUSSELL 2000     100.00      96.98      99.39      79.03     116.38     137.71

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of April 15, 2005, the following shareholder is the beneficial owner of more than 5% of our outstanding Common Shares.

                                                           AMOUNT AND
                                                           NATURE OF              PERCENT OF
CLASS                NAME AND ADDRESS                 BENEFICIAL OWNERSHIP           CLASS
----------------------------------------------------------------------------------------------------
Common Shares        Related General II, L.P.            10,195,085(1)              13.85%
                     625 Madison Avenue
                     New York, NY 10022

----------

(1) Related General II, L.P. owns 685 Common Shares and 10,194,400 Special Common Units of CCC, which are convertible into Common Shares of CharterMac on a one-for-one basis, subject to certain restrictions, and the associated 10,194,400 Special Preferred Voting Shares. Related General II, L.P. is owned by TRCLP. Mr. Ross owns 92% of TRCLP and Mr. Blau owns the remaining 8%.

        As of April 15, 2005, trustees and executive officers of CharterMac own directly or beneficially Common Shares as follows:

                                                                                     AMOUNT AND
                                                                                     NATURE OF
                                                                                     BENEFICIAL          PERCENT OF
NAME                                 TITLE                                           OWNERSHIP              CLASS
----------------------------------------------------------------------------------------------------------------------------
Stephen M. Ross                      Chairman                                     10,652,735 (1)           14.47%

Stuart J. Boesky                     Managing Trustee and Chief Executive          1,561,240 (2)            2.13%
                                     Officer

Marc D. Schnitzer                    Managing Trustee and President                1,139,347 (3)            1.55%

Alan P. Hirmes                       Managing Trustee, Chief Financial             1,549,490 (4)            2.11%
                                     Officer and Chief Operating Officer

Denise L. Kiley                      Managing Trustee and Chief Credit Officer       703,776 (5)               *

Jeff T. Blau                         Managing Trustee                             10,245,085 (6)           13.95%

Thomas W. White                      Managing Trustee                                    972                   *

Peter T. Allen                       Managing Trustee (independent trustee)            8,449                   *

Charles L. Edson                     Managing Trustee (independent trustee)            5,701 (7)               *

Andrew L. Farkas                     Managing Trustee (independent trustee)            1,023                   *

Nathan Gantcher                      Managing Trustee (independent trustee)          135,595 (8)               *

Jerome Y. Halperin                   Managing Trustee (independent trustee)            2,148                   *

Robert L. Loverd                     Managing Trustee (independent trustee)            3,795                   *

Robert A. Meister                    Managing Trustee (independent trustee)           32,295 (9)               *

Janice Cook Roberts                  Managing Trustee (independent trustee)            2,295 (10)              *

All Executive Officers and Trustees of CharterMac as a group (15 persons)         15,764,233 (11)          21.39%(12)

----------

*       Less than 1% of the outstanding Common Shares.

(1) Includes (i) 236,493 Common Shares owned directly by Mr. Ross; (ii) 21,157 shares owned by RelCap Holding Company, LLC ("RelCap"), of which Mr. Ross owns indirectly 65%; (iii) 10,194,400 Special Common Units and 685 Common Shares owned by Related General II, L.P. TRCLP owns 100% of Related General II, L.P. and Mr. Ross owns 92% of TRCLP; (iv) 200,000 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days).

(2) Includes (i) 59,386 Common Shares owned directly by Mr. Boesky; (ii) 21,157 shares owned by RelCap, of which Mr. Boesky owns indirectly 9.69%; (iii) 1,464,330 Special Common Units owned by SJB Associates, LP, of which Mr. Boesky owns 100%; and (iv) 16,367 restricted Common Shares, which vest over a three-year period, commencing on January 3, 2005.

(3) Includes (i) 22,594 Common Shares owned directly by Mr. Schnitzer; (ii) 21,157 shares owned by RelCap, of which Mr. Schnitzer owns indirectly 9.69%; (iii) 1,079,229 Special Common Units owned by Marc Associates, LP, of which Mr. Schnitzer owns 100%; and (iv) 16,367 restricted Common Shares, which vest over a three-year period, commencing on January 3, 2005.

(4) Includes (i) 51,030 Common Shares owned directly by Mr. Hirmes; (ii) 21,157 shares owned by RelCap, of which Mr. Hirmes owns indirectly 9.69%; (iii) 1,464,330 Special Common Units owned by APH Associates, LP, of which Mr. Hirmes owns 100%; and (iv) 12,973 restricted Common Shares, which vest over a three-year period, commencing on January 3, 2005.

(5) Includes (i) 23,091 Common Shares owned directly by Ms. Kiley; (ii) 21,157 shares owned by RelCap, of which Ms. Kiley owns indirectly 5.93%; and (iii) 659,528 Special Common Units owned by DLK Associates, LP, of which Ms. Kiley owns 100%. On February 25, 2005, we announced Ms. Kiley's intention to retire in 2005.

(6) Includes (i) 50,000 Common Shares owned directly by Mr. Blau; and (ii) 10,194,400 Special Common Units and 685 Common Shares owned by Related General II, L.P. TRCLP owns 100% of Related General II, L.P. and Mr. Blau owns 8% of TRCLP.

(7)     The Common Shares are owned by the Charles L. Edson Revocable Trust.

(8) Includes (i) 80,300 Common Shares owned directly by Mr. Gantcher; (ii) 30,000 Common Shares owned by Gantcher Family Partners, LLC; (iii) 15,000 shares held by Alice Gantcher, who is Mr. Gantcher's wife; (iv) 8,000 shares held by Gantcher Family 1986 Trust; (v) 1,272 restricted Common Shares, which cliff-vest on June 30, 2007; and (vi) 1,023 restricted Common Shares, which cliff-vest on December 31, 2007.

(9) Includes (i) 30,000 Common Shares owned directly by Mr. Meister; (ii) 1,272 restricted Common Shares, which cliff-vest on June 30, 2007; and
        (iii) 1,023 restricted Common Shares, which cliff-vest on December 31, 2007.

(10) Includes (i) 1,272 restricted Common Shares, which cliff-vest on June 30, 2007; and (ii) 1,023 restricted Common Shares, which cliff-vest on December 31, 2007.

(11) Includes (i) 21,157 Common Shares owned by RelCap; (ii) 685 Common Shares owned by Related General II, L.P. (iii) 200,000 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days); (iv) 14,861,817 Special Common Units; and
        (v) 52,592 restricted Common Shares.

(12) Based on the Common Shares outstanding as of April 15, 2005 (51,323,062) plus (i) the Common Shares issuable upon (x) the exercise of all options to purchase Common Shares which are exercisable within 60 days (272,363); (y) the conversion of all CRA Preferred Shares (6,552,070); and (z) the conversion of all Special Common Units (15,172,217) and (ii) all restricted Common Shares (586,957).


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the year ended December 31, 2004 we had, and we will continue to have, certain relationships with Related Capital and our other affiliates.

MANAGEMENT AND SERVICING AGREEMENTS

        We and our subsidiaries (with the exception of CharterMac Mortgage Capital) operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, Related Capital and Charter Mac Corporation ("CM Corp."), subject to the supervision and review of our board of trustees and our subsidiaries' board of trustees (or directors), as applicable. Although our board of trustees and each board of trustees (or directors) of our subsidiaries has continuing exclusive authority over the respective entity's management, affairs, and disposition of assets, our board of trustees (and the board of trustees of our subsidiaries, as applicable) has delegated to Related Capital and CM Corp. the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements:

        (i)     manage the day-to-day operations of such entity;

        (ii)    acquire, retain or sell such entity's assets;

        (iii) seek out, present and recommend investment opportunities consistent with such entity's investments or the dispositions thereof;

        (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages;

        (v) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

        (vi) obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio;

        (vii) evaluate, structure and negotiate prepayments or sales of such entity's investments;

        (viii)  monitor operations and expenses; and

        (ix)    performance of the foregoing services.

        The term of our management agreement with Related Capital is five years, ending November 17, 2008. The term of each of our subsidiaries' management and servicing agreements with Related Capital and CM Corp. respectively are each five years ending November 17, 2008; provided that if our management agreement with Related Capital is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity's board of trustees. Each management agreement may be terminated:

        (i)     with or without cause by Related Capital, or

        (ii) for cause by a majority of the applicable entity's independent trustees, in each case without penalty and each upon 60 days' prior written notice to the non-terminating party.

        Each servicing agreement may be terminated:

        (i) with or without cause by either party upon 30 days prior written notice to the non-terminating party, or

        (ii) upon the occurrence of a servicer default upon five days' prior written notice to CM Corp.

        Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

        MANAGEMENT AND SERVICING FEES

        Under our management agreement with Related Capital, Related Capital or its designees is entitled to receive reimbursement of all costs incurred by Related Capital and its designees in performing services for us under the management agreement plus an amount equal to a market based percentage, as jointly determined from time to time by our Company and Related Capital.

        Under the management agreements with our subsidiaries, Related Capital is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to Related Capital pursuant to our management agreement with Related Capital. Under our and our subsidiaries' servicing agreements with CM Corp., CM Corp. is entitled to receive a revenue bond servicing fee equal to 0.15% per annum based on the outstanding principal amount of the revenue bonds held by such subsidiary. CM Corp. is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

FUND MANAGEMENT TRANSACTIONS

        Substantially all fund origination revenues in our fund management segment are received from investment funds we have originated and manage, many of which comprise the variable-rate entities that we consolidate. While affiliates of our Company (owned by our executive officers) hold equity interests in the investment funds' general partner and/or managing member/advisor, we have no direct investments in these entities, and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors, and we receive all fee income to which these entities are entitled.

        As of December 31, 2004, the obligors of certain revenue bonds were local partnerships for which the general partners of the controlling investment partnerships were non-equity managing partners controlled by Related Capital. As of December 31, 2002, the owner of the underlying property and obligor of the Highpointe revenue bond was an affiliate of ours who has not made an equity investment. This entity has assumed the day-to-day responsibilities and obligations of the property. Buyers are being sought who would make equity investments in the property and assume the non-recourse obligations for the revenue bond or otherwise buy the property and pay off all or most of the revenue bond obligation.

        In connection with the refinancing of River Run, we entered into an agreement which allows the revenue bond to be put to us should the owner of the underlying property default on the bond. We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner. This right is secured by collateral assignments of the general partners' partnership interests in the limited partnership which owns the underlying property.

        Related Management Company, which is wholly owned by TRCLP, earned fees for performing property management services for various properties held in investment funds we manage and consolidate. The fees totaled $2.2 million in 2004, $2.9 million in 2003 and $2.5 million in 2002.

LOAN TO AMERICAN MORTGAGE ACCEPTANCE COMPANY ("AMAC")

        In June 2004, we entered into an unsecured revolving credit facility with AMAC, an affiliated real estate investment trust, to provide it up to $20.0 million, bearing interest at LIBOR plus 3.0%, which is to be used to purchase new investments. This facility has a term of one year with a one-year optional extension. In the opinion of management, the terms of this facility are consistent with those of transactions with independent third parties. As of December 31, 2004, the advance totaled approximately $4.6 million at an interest rate of 5.42%.

                        ACCOUNTING AND AUDIT INFORMATION

AUDIT COMMITTEE REPORT

        The audit committee of our board of trustees has issued the following report with respect to our audited financial statements for the fiscal year ended December 31, 2004:

        o The audit committee has reviewed and discussed with our management our fiscal 2004 audited financial statements;

        o The audit committee has discussed with Deloitte & Touche LLP (our independent auditors) the matters required to be discussed by Statements on Auditing Standards No. 61 as amended by Statements on Auditing Standards No. 90;

        o The audit committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditors' independence from our Company and its related entities) and has discussed with the auditors their independence from us. The audit committee has concluded that the independent auditors are independent of our Company and our Manager, Related Capital; and

        o The audit committee has discussed significant accounting policies applied by our Company in our financial statements. The audit committee met separately with the independent auditors, with and without management, to discuss the results of their examination and their observations and recommendations.

        Based on the review and discussions referred to in the four items above, the audit committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        Submitted by the audit committee of our board of trustees:

                                        Jerome Halperin -- Chairman
                                        Peter Allen
                                        Janice Roberts


INDEPENDENT AUDITORS

        Deloitte & Touche LLP has been and is presently our independent auditor. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and to be available to respond to appropriate questions from holders of our Common Shares and Special Preferred Voting Shares. In addition, such representatives will have the opportunity to make a statement if they desire to do so.

        The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for the audit of our financial statements for the years ended December 31, 2004 and December 31, 2003, and fees for other services rendered by Deloitte during those periods.

                                                         2004        2003
                                                    ------------------------
Audit Fees (a)                                         $969,500    $711,000
Audit-Related Fees (b)                                  283,500     559,400
Tax Fees (c)                                            252,700     187,700
All Other Fees (d)                                           --          --
                                                    ------------------------
Total                                                $1,505,700  $1,458,100
                                                    ========================

----------

        (a) Fees for audit services billed for 2004 and 2003 consisted of the audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements, comfort letters, consents and other services related to SEC matters.

        (b) Fees for audit-related services consisted of due diligence services associated with our loan to Capri in 2004 and the acquisition of Related Capital in 2003.

        (c) Fees for tax services billed in 2004 and 2003 consisted of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance.

        (d) No other services were rendered by Deloitte during 2004 or 2003.

        All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of those services by Deloitte was compatible with the maintenance of Deloitte's independence in the conduct of its auditing functions.

POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

        The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by our Company's independent auditors.

        On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested. The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent auditors. The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the audit committee at its next regularly scheduled meeting.

                            EXPENSES OF SOLICITATION

        We will bear the costs of soliciting proxies for the annual meeting. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares or Special Preferred Voting Shares held of record by such person, and we will reimburse them for their reasonable forwarding expenses. In addition to the use of the mail, proxies may be solicited by our trustees and officers by personal interview or telephone.

        Additionally, we may retain a proxy solicitation firm to assist in the solicitation of proxies. We anticipate that we would pay a market rate fee plus expenses for its services. Other than as set forth above, neither we nor any other person acting on our behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the approval of the acquisition transaction or any other proposal submitted to the shareholders for consideration at the annual meeting.

                                VOTING PROCEDURES

GENERAL

        EquiServe Trust Company, N.A. (the "Inspector") has been appointed the inspector of elections. The Inspector will count all votes cast, in person or by submission of a properly executed proxy, received at or prior to the annual meeting. Abstentions and "broker non-votes" (nominees holding Common Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the annual meeting.

However, abstentions and broker non-votes will have no effect on the vote for the election of trustees because the vote required is a plurality of the votes actually cast (assuming the presence of a quorum).

VOTING

        You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope. In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card. To submit a proxy on the Internet, log on to the Internet and go to HTTP://WWW.EPROXYVOTE.COM/CHC, enter your voter control number and follow the directions outlined on the secure website. To submit a proxy by telephone, call toll free 1-877-PRX-VOTE (1-877-779-8683), enter your voter control number and follow the recorded instructions. Even if you plan to attend the annual meeting in person, we urge you to return your proxy card to assure the representation of your shares at the annual meeting.

RECORD DATE

        Only holders of our Common Shares and Special Preferred Voting Shares of record at the close of business on April 15, 2005 are entitled to receive notice of, and to vote at, the annual meeting, or any postponements or adjournments thereof. As of April 15, 2005, there were approximately 51,323,062 Common Shares outstanding, 433,034 restricted Common Shares outstanding and 15,172,217 Special Preferred Voting Shares outstanding. Each Common Share and restricted Common Share is entitled to one vote. 310,400 Special Preferred Voting Shares are entitled to one vote on all matters that may come before the annual meeting and 14,861,817 Special Preferred Voting Shares may only vote the equivalent of 90% of the voting power represented by these securities. All votes are exercisable in person or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof). The 90% voting power attributable to the Special Preferred Voting Shares was agreed to by the holders in connection with the closing of our acquisition of Related Capital. Such 10% reduction in voting power expires two years after the closing of the acquisition (i.e. November 17, 2005).

QUORUM; ADJOURNMENTS

        For purposes of the annual meeting, the presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is not obtained, the annual meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting.

VOTE REQUIRED

        The affirmative vote of a plurality of the votes actually cast by the holders of our Common Shares and Special Preferred Voting Shares at the annual meeting is required for the election of each of the trustee nominees.

                              SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the 2006 Annual Meeting of Shareholders must be received by us at our principal executive office not later than January 6, 2006, for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the SEC.

                           ANNUAL REPORT ON FORM 10-K

        UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING, WE WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, WHICH IS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. Requests should be addressed to Brenda Abuaf at CharterMac, 625 Madison Avenue, New York, New York 10022-1801.

                                 OTHER BUSINESS

        Our board of trustees does not know of any other matters to be brought before the annual meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        It is important that your Common Shares and/or Special Preferred Voting Shares be represented at the annual meeting. If you are unable to be present in person, please complete, date, sign and return the enclosed stamped, self-addressed proxy card, submit a proxy on the Internet at HTTP://WWW.EPROXYVOTE.COM/CHC, or submit a proxy by telephone by calling toll free 1-877-PRX-VOTE (1-877-779-8683). Your failure to do so will increase the costs of operating our Company and decrease the return on your investment.


                                        By Order of the Board of Trustees


                                        /s/ Stuart J. Boesky


                                        Stuart J. Boesky
                                        CHIEF EXECUTIVE OFFICER


May 20, 2005

                                [CharterMac Logo]
Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of CharterMac that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

You can vote your shares by Internet or phone. Follow the instructions on the reverse side of the proxy card if you wish to do so.

If you choose to vote by mail, please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it, and return your proxy in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.



Sincerely,


CharterMac

--------------------------------------------------------------------------------
                                      Proxy

                                   CHARTERMAC

                               625 Madison Avenue
                            New York, New York 10022

                       SOLICITED BY THE BOARD OF TRUSTEES
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Stuart J. Boesky and Alan P. Hirmes, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all common shares of CharterMac held of record by the undersigned on April 15, 2005, at the Annual Meeting of Shareholders to be held on June 30, 2005, and any adjournments thereof.

     THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

[SEE REVERSE SIDE]                                            [SEE REVERSE SIDE]

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                Your vote is important. Please vote immediately.


Vote-by-Internet                                Vote-by-Telephone
Log on to the Internet and go to                Call toll-free
http://www.eproxyvote.com/chc                   1-877-PRX-VOTE (1-877-779-8683)


  If you vote over the Internet or by telephone, please do not mail your card.

--------------------------------------------------------------------------------

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

[X] Please mark votes as in this example.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE TRUSTEES

1.   Election of Trustees.              2. In their discretion, the proxies are
     Nominees: Alan P. Hirmes,          authorized to vote upon any other
     Janice Cook Roberts,               business that may properlycome before
     Marc D. Schnitzer, and             the meeting.
     Thomas W. White

        FOR ALL    WITHOLD ALL
          [ ]         [ ]

[ ]  ---------------------------------
     FOR ALL nominees EXCEPT as noted
     above

                                        MARK BOX AT RIGHT FOR ADDRESS
                                        CHANGE AND NOTE AT LEFT.   [ ]

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        Executors, administrators, trustees and
                                        guardians or other fiduciaries should
                                        give full title as such. If signing for
                                        a corporation, please sign in full
                                        corporate name by a duly authorized
                                        officer.


Signature:_________________ Date:____ Signature:_____________________ Date:_____